UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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OneSpaWorld Holdings Limited

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Earnings Release

On May 13, 2020, OneSpaWorld Holdings Limited (the “Company”) issued a press release announcing the Company’s financial results for the first quarter ended March 31, 2020. The press release included a description of the Company’s proposed $75 million private placement with Steiner Leisure Limited and other existing investors and members of the Company’s management and Board of Directors (the “Private Placement”). The Company is seeking shareholder approval of the Private Placement, among other items of business, at its upcoming 2020 Annual Meeting of Shareholders. A copy of the press release is included herewith as Appendix A.

Additional Information and Where to Find It

In connection with the Private Placement, the Company has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”), and will file with the SEC and furnish to the Company’s shareholders a definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PRIVATE PLACEMENT OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PRIVATE PLACEMENT AND THE PARTIES TO THE PRIVATE PLACEMENT. Shareholders may obtain a free copy of documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, shareholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at https://onespaworld.com/investor-relations/ or by directing a written request to: allison.malkin@icrinc.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers, and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders of the Company in favor of the Private Placement. Information about directors and executive officers of the Company is set forth in the preliminary proxy statement filed by the Company with the SEC on May 12, 2020. Additional information regarding the direct and indirect interests of these individuals and other persons who may be deemed to be participants in the solicitation is included in the preliminary proxy statement with respect to the Private Placement, and will also be included in the definitive proxy statement that the Company will file with the SEC and furnish to the Company’s shareholders.

Appendix A

OneSpaWorld Reports First Quarter Fiscal 2020 Financial Results

Decisive and Bold Actions Taken to Navigate COVID-19 Pandemic

$75 million investment backed by L Catterton demonstrates confidence in long-term business model and significantly bolsters liquidity

Nassau, Bahamas, May 13, 2020 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness products and services on board cruise ships and in destination resorts around the world, today announced its financial results for the first quarter ended March 31, 2020. The Company’s first quarter performance was materially impacted by the global response to the COVID-19 pandemic, including actions taken by cruise lines and governmental authorities around the world. These actions include the U.S. Centers for Disease Control and Prevention (“CDC”) No Sail Order issued on March 14, 2020 and extended on April 9, 2020 to continue until the earliest of: (i) the expiration of the Secretary of Health and Human Services’ declaration that COVID-19 constitutes a public health emergency; (ii) the date the Director of the CDC rescinds or modifies the No Sail Order; or (iii) 100 days after the order appears on the Federal Register, which would be July 24, 2020.

Subsequent to quarter end, on April 30, 2020, OSW announced a definitive agreement to sell $75 million in common equity and warrants to Steiner Leisure Limited (“SLL”) and its affiliates (collectively “SLL Investors”) and other existing investors and members of OSW management and its Board of Directors. In 2015, an L Catterton-led investor group acquired the OneSpaWorld business through the take-private of SLL. L Catterton is the largest and most global consumer-focused private equity firm in the world. Its experience was instrumental in developing the platform for OneSpaWorld to return to the public markets in March 2019 as the premier operator of Health and Wellness centers at sea.

Leonard Fluxman, Executive Chairman of OneSpaWorld commented, “We started 2020 with the highest vessel count and largest vessel additions in our history with our market share exceeding 90%. During the first quarter, we added five incremental net new ships to our fleet of cruise line partners, we furthered our trend towards larger and enhanced health and wellness centers, and we continued to expand our close collaboration with our cruise line partners. We estimated that the revenues lost related to COVID-19 and the resulting cancelled voyages and closed destination resorts during the quarter was $35 million. And, virtually all of our onboard key performance metrics were positively trending through February.

“In response to this unprecedented pandemic, we took decisive actions to protect our staff, support our partners and preserve our liquidity,” Mr. Fluxman, continued. “We eliminated all non-essential operating and capital expenditures, deferred payment of our previously announced dividend and suspended our dividend program. With these actions, combined with our highly strategic equity offering, we have the resources to sustain our operational readiness for more than 24 months. While continuing to aggressively manage our expenses, we are investing to innovate our service offerings, spa experiences and exceptional guest engagement. As such, we will emerge even stronger from this extraordinary period and even more powerfully positioned, to cement our industry leadership; advance our cruise line partner relationships; and leverage our highly differentiated business model to drive revenue and earnings growth in our ongoing efforts to enhance long-term shareholder value.” concluded Mr. Fluxman.

Glenn Fusfield, Chief Executive Officer, commented: “Since the onset of this pandemic, first and foremost, we have taken decisive action to ensure the safety and well-being of our staff, our paramount responsibility. We continue to do so as our enduring standard for how we will operate our business as voyages resume and resorts reopen. Throughout this period, we have remained closely aligned with all of our cruise line partners in all respects of our operations. We have developed and implemented strict, comprehensive personal care safety protocols for our staff and guests. We are collaborating on initiatives to enhance our onboard guest experience and maximize our shared economics. And we are maintaining our readiness to rapidly engage and scale our global operations when voyages resume and resorts reopen. We are ready.”

Operating Network Update COVID-19:

•	Ship Count: The Company ended the first fiscal quarter with health and wellness centers on 175 ships, all of which were closed as of March 31, 2020, pending resumption of voyages.

•

Destination Resort Count: The Company ended the first fiscal quarter at 68 destination resort spas. As of March 31, 2020, all U.S., Caribbean-based and Asian based-based destination resort spas remained closed.

Mitigating Actions in Response to COVID-19:

The Company has taken the following actions to reduce costs, prioritize liquidity and preserve cash:

•	Closed all spas on ships where voyages have been cancelled;

•	Closed all U.S. Caribbean-based and Asian-based destination resort spas;

•	Repatriated 52% of all cruise ship personnel, eliminating all ongoing expenses related to these employees;

•	Continued to work with cruise line partners and governmental authorities to repatriate substantially all remaining cruise ship personnel as soon as is practical;

•	Furloughed 96% of U.S. and Caribbean-based destination resort spa personnel and 38% of corporate personnel;

•	Eliminated all non-essential operating and capital expenditures; and

•	Withdrew its dividend program until further notice and deferred payment of the dividend declared on February 26, 2020 until approved by the Board of Directors.

Liquidity Update:

•	Cash at the end of the first fiscal quarter totalled $21 million, as compared to $16 million in the first quarter of fiscal 2019.

•

Net of transaction fees, the Company expects to receive proceeds of $70 million related to the April 30, 2020 announced $75 million private placement. Subject to shareholder approval, the private placement is expected to close in June 2020.

Business Update:

With the closing of the April 30, 2020 announced $75 million private placement, the Company expects to have the resources to sustain its current operations with no voyages or resort openings for more than 24 months; monthly cash burn is expected to approximate $3.6 million including $1.1 million in debt service. OneSpaWorld also expects proceeds of the private placement will enable the Company to remain in compliance with its loan agreements for the foreseeable future.

The Company noted further that its total liquidity, following the completion of the private placement, will fund investments to innovate service offerings and wellness experiences and position the Company to rapidly scale operations and fully capitalize on its market share position, business model and growth opportunities as voyages resume and resorts reopen.

First Quarter 2020 Highlights:

•

Total revenues of $114.3 million for the quarter decreased $23.2 million from the fiscal 2019 first quarter. The estimated revenues lost related to COVID-19 and the resulting cancelled voyages and closed destination resorts during the quarter was $35 million.

•

Net loss attributable to OneSpaWorld was ($198.7) million as compared to ($48.1) million in the first quarter of fiscal 2019. The $198.7 million loss in the first quarter of 2020 was primarily related to the Goodwill and trade name impairment charges of $190.8 million.

•	Adjusted net loss was ($1.2) million as compared to adjusted net income of $9.0 million in the first quarter of fiscal 2019.

•	Adjusted EBITDA was $5.1 million as compared to $15.3 million in the first quarter of 2019.

•	Unlevered after-tax free cash flow was $3.6 million as compared to $14.7 million in the first quarter of fiscal 2019.

The Company’s results are reported in this press release on a GAAP basis and as adjusted non-GAAP basis. A reconciliation of GAAP to Non-GAAP financial information is provided at the end of this press release. This release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures) terms for which the definition and reconciliation are presented below.

For the First Quarter Ended March 31, 2020 Compared to March 31, 2019

Total revenues decreased 17%, or $23.2 million, to $114.3 million compared with $137.5 million during the first quarter of fiscal 2019. The decrease was driven by the impact of the Global COVID-19 pandemic which resulted in cancelled voyages and closed destination resort health and wealth centers which caused a loss of revenue of approximately $35 million. This decrease compared to March 31, 2019 was partially offset by 12 incremental net new shipboard health and wellness centers added to the fleet of cruise line partners. The break-down of revenue growth between service and product revenues was as follows:

•	Service revenues decreased 15%, or $(16.4) million, to $89.6 million compared with $106.0 million during the first quarter of fiscal 2019.

•	Product revenues decreased 21%, or $(6.7) million, to $24.7 million compared with $31.5 million during the first quarter of fiscal 2019.

Cost of services decreased $(8.6) million, or 10%, compared to the first quarter of fiscal 2019. The decrease was primarily attributable to a decrease in service revenue, which decreased 15%, partially offset by the non-cash impact of purchase accounting adjustments related to the fair value adjustment of fixed assets in connection with the Business Combination.

Cost of products decreased $(5.4) million, or 20%, compared to the first quarter of fiscal 2019. The decrease was primarily attributable to a decrease in product revenues, which declined 21%.

Administrative expenses decreased $0.4 million to $4.6 million, from $5.0 million compared to the first quarter of fiscal 2019, driven primarily by expenses incurred in connection with the Business Combination in the prior year

Salary and payroll taxes decreased $(45.4) million to $5.2 million, compared to $50.6 million the first quarter of fiscal 2019, primarily due to stock-based compensation of $20.4 million and change in control payments of $26.3 million both earned upon consummation of the Business Combination in 2019 partially offset by increased headcount to support the Company’s operations as a new publicly traded company

Amortization of intangible assets increased $2.9 million to $4.2 million, compared to $1.3 million in the first quarter of fiscal 2019, primarily due to the impact of acquired intangible assets in connection with the Business Combination.

Goodwill and trade name impairment charges totaled $190.8 million in the first quarter of fiscal 2020.

Other income (expense), net decreased $6.5 million to an expense of $(3.7) million, compared to an expense of $(10.2) million in the first quarter of fiscal 2019, primarily due to the loss on extinguishment of debt associated with the payoff of the pre-existing debt by the parent of the Company’s predecessor.

Provision for income taxes increased $0.9 million to $1.8 million, compared to $0.9 million in the first quarter of fiscal 2019. The increase was attributable to a $1.7 million increase in valuation allowance related to the Company’s beginning-of-year deferred tax assets that are not realizable. This was partially offset in 2019 by the stock-based compensation that was expected to be non-deductible for income tax purposes.

Net loss was $(198.7) million in the first quarter of fiscal 2020 compared to net loss of $(48.1) million in the same period last year. The $198.7 million loss in the first quarter of 2020 was primarily related to the Goodwill and trade name impairment charges of $190.8 million. The $48.1 million loss in the first quarter of 2019 was primarily due to stock-based compensation of $20.4 million and change in control payments of $26.3 million both earned upon consummation of the Business Combination in 2019.

Balance Sheet and Cash Flow Highlights

•	Cash at the end of the first quarter of fiscal 2020 totalled $21 million.

•	Total debt, net of deferred financing costs at the end of the first quarter of fiscal 2020 was $242 million.

•	Unlevered After-Tax Free Cash Flow for the first quarter of fiscal 2020 was $3.6 million.

Q2 2020 and Fiscal Year 2020 Guidance

The Company is not providing financial guidance due to the ongoing business disruption and substantial uncertainty surrounding the impact of the COVID-19 pandemic on its business.

Conference Call Details

A conference call to discuss the first quarter fiscal year 2020 financial results is scheduled for Wednesday May 13, 2020, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (855) 327-6837 (international callers please dial 631-891-4304) and provide the passcode 10009431 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10009431. The conference call replay will be available from 1:00 p.m. Eastern Time on Wednesday, May 13, 2020 until 12:00 p.m. Eastern Time on Wednesday May 20, 2020. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished spas offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products currently onboard 175 cruise ships and at 68 destination resorts around the world. OneSpaWorld holds the leading market position within the fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, and a history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for over 50 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor (“OSW”), comprised of direct and indirect subsidiaries of Steiner Leisure Ltd. (“Steiner”), and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld. The operating results presented for the current quarter and year-to-date period reflect the operating results of all the businesses acquired in the Business Combination.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business and our results of operation and liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019 (1)		$ Inc/(Dec)	% Inc/(Dec)
REVENUES:
Service revenues	$89,573	$105,993		$(16,420)	-15%
Product revenues	24,734	31,473		(6,739)	-21%
Total revenues	114,307	137,466		(23,159)	-17%

COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	80,579	89,222		(8,643)	-10%
Cost of products	22,136	27,547		(5,411)	-20%
Administrative	4,583	5,015		(432)	-9%
Salary and payroll taxes	5,172	50,564		(45,392)	-90%
Amortization of intangible assets	4,206	1,337		2,869	215%
Goodwill and trade name impairment charges	190,777	—		190,777	NM

Total cost of revenues and operating expenses	307,453	173,685		133,768	77%

Income (loss) from operations	(193,146)	(36,219)		(156,927)	433%

OTHER INCOME (EXPENSE), NET:
Interest expense	(3,743)	(6,873)		3,130	-46%
Loss on extinguishment of debt	—	(3,413)		3,413	-100%

Total other income (expense), net	(3,743)	(10,286)		6,543	-64%
Loss before provision for income taxes	(196,889)	(46,505)		(150,384)	323%
PROVISION FOR INCOME TAXES	1,773	855		918	107%
Net loss	(198,662)	(47,360)		(151,302)	319%
Net income attributable to noncontrolling interest	—	782		(782)	-100%

Net loss attributable to OneSpaWorld	$(198,662)	$(48,142)		$(150,520)	313%

Net loss per share:
Basic and diluted	$(3.25)	$(0.37	) (2)
Weighted average shares outstanding:
Basic and diluted	61,169	61,118

1)

The presentation of the results of operations for three months ended March 31, 2019 represents the sum of the results of operations for the predecessor period from January 1, 2019 to March 19, 2019 prior to the Business Combination and successor period to the Business Combination from March 20, 2019 to March 31, 2019. The Company believes this non-GAAP presentation of its results of operations for year-to-date fiscal year 2019 provides more comparability to the same period of fiscal 2020.

2)

The calculation of net loss per share for year-to-date March 31, 2019 excludes the net loss of ($25,459) for the predecessor period from January 1, 2019 to March 19, 2019 prior to the Business Combination. The Company believes this presentation of diluted loss per share provides more comparability for the current and year-to-date successor periods to the Business Combination.

	Three Months Ended March 31,
	2020	2019
Selected Statistics
Period End Ship Count	175	163
Average Ship Count (1)	134	160
Average Weekly Revenue Per Ship	$59,718	$60,452
Average Revenue Per Shipboard Staff Per Day	$454	$468
Period End Resort Count	68	69
Average Resort Count (2)	61	68
Average Weekly Revenue Per Resort	$11,653	$13,601
Capital Expenditures (in thousands)	$1,464	$580

(1)

Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2)

Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted Net Income, Adjusted Net Income Per Diluted Share, Adjusted EBITDA and Unlevered After-Tax Free Cash Flow.

We define Adjusted Net Income as net (loss) income, adjusted for non-controlling interest and the impact of certain other items, including normalized interest expense, related party adjustments, increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation, normalized tax expense, non-cash prepaid expenses, goodwill and trade name impairment charges and non-recurring expenses incurred in connection with the Business Combination. Adjusted Net Income Per Diluted Share is defined as Adjusted Net Income divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three-month periods ended March 31, 2020 and 2019, respectively.

We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, provision (benefit) for income taxes, depreciation and amortization and non-controlling interest, adjusted for the impact of certain other items, including non-cash stock-based compensation expense, non-cash prepaid expenses, related party adjustments, goodwill and trade name impairment charges and non-recurring expenses incurred in connection with the Business Combination. All of these other items are reported in administrative expenses in the condensed consolidated and combined statements of operations.

We define Unlevered After-Tax Free Cash Flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted Net Income, Adjusted Net Income Per Diluted Share, Adjusted EBITDA and Unlevered After-Tax Free Cash Flow have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses certain of which are similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net Income (Loss) to Adjusted Net Income attributable to OneSpaWorld and Adjusted Net Income attributable to OneSpaWorld Per Diluted Share for the first quarter ended March 31, 2020 and 2019 (amounts in thousands, except per share amounts):

	Three Months Ended March 31,
	2020	2019
Net loss	$(198,662)	$(47,360)
Non-controlling interest (a)	—	(782)
Interest expense (b)	—	2,947
Loss on extinguishment of debt	—	3,413
Goodwill and trade name impairment charges	190,777	—
Related party adjustments (c)	—	538
Depreciation and amortization(d)	3,761	555
Change in control payments (e)	—	26,284
Stock-based compensation	424	20,371
Business combination costs (f)	792	2,027
Addback for non-cash prepaid expenses (g)	—	276
Tax expense (i)	1,746	708

Adjusted net (loss) income attributable to OneSpaWorld	$(1,162)	$8,977

Adjusted net (loss) income attributable to OneSpaWorld per diluted share	$(0.02)	$0.14

Diluted weighted average shares outstanding	68,872	65,215

The following table reconciles Net Income (Loss) to Adjusted EBITDA and Unlevered After-Tax Free Cash Flow for the first quarter ended March 31, 2020 and 2019 (amounts in thousands):

	Three Months Ended March 31,
	2020	2019
Net loss	$(198,662)	$(47,360)
Provision for income taxes	1,773	855
Other expense	—	—
Non-controlling interest (a)	—	(782)
Interest expense	3,743	6,873
Loss on extinguishment of debt	—	3,413
Related party adjustments (c)	—	538
Goodwill and trade name impairment charges	190,777	—
Depreciation and amortization	6,212	2,831
Change in control payments (e)	—	26,284
Stock-based compensation	424	20,371
Business combination costs (f)	792	2,027
Addback for non-cash prepaid expenses (g)	—	276
Adjusted EBITDA	$5,059	$15,326

Capital expenditures	(1,464)	(580)
Cash taxes	(37)	(73)
Unlevered after-tax free cash flow	$3,558	$14,673

a)	Non-controlling Interest refers to net income attributable to a non-controlling interest in a consolidated subsidiary of OneSpaWorld.
b)

Interest Expense refers to addback to adjust interest expense as if only the new debt financing resulting from the Business Combination was outstanding as of the beginning of the first quarter of fiscal 2018.

c)	Related Party Adjustments refers to adjustments to reflect the impact of agreements with related parties, primarily OSW Predecessor supply agreements with a wholly-owned subsidiary of Steiner Leisure.
d)	Depreciation and Amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.
e)	Change in Control Payments relates to amounts paid to OSW Predecessor executives upon consummation of the Business Combination.
f)	Business Combination Costs refers primarily to legal and advisory fees incurred by OneSpaWorld in connection with the Business Combination.
g)	Addback for Non-Cash Prepaid Expenses refers to non-cash expenses incurred in connection with certain contracts.
h)

The presentation of the results of operations for the fiscal year 2019 represents the sum of the results of operations for the predecessor period from January 1, 2019 to March 19, 2019 prior to the Business Combination and successor period to the Business Combination from March 20, 2019 to March 31, 2019. The Company believes this non-GAAP presentation of its results of operations for year-to-date fiscal year 2019 provides more comparability to the same period of fiscal 2020.

i)	Valuation allowance related to the Company’s 2020 beginning-of-year deferred tax assets that are not realizable.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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